Exhibit 99.1

Gran Tierra Energy Inc. Reports Robust Reserves Replacement and Record High Reserves

•	Sixth Consecutive Year of 1P Total Reserves Growth Resulting in Highest Total Reserves in Company History

•	Delivered 702% 1P and 1,249% 2P Reserves Replacement Including Recent Acquisition

•	Total Liquids 1P and 2P Reserves Increased to 128 and 217 Million Barrels of Oil Equivalent with 1P and 2P Reserve Life Index increasing to 10 and 17 Years, Respectively

•	Added Total Reserves of 89 MMBOE 1P, 159 MMBOE 2P and 191 MMBOE 3P

•	Net Present Value Before Tax Discounted at 10% of $2.0 Billion (1P), $3.2 Billion (2P), and $4.5 Billion (3P)

•	Net Asset Value per Share of $35.24 Before Tax and $19.53 After Tax (1P), and $71.16 Before Tax and $41.05 After Tax (2P)

•	Strong Finding, Development & Acquisition Costs of $4.49 (1P), $2.52 (2P) and $2.10 (3P), Excluding Changes in Future Development Costs

CALGARY, Alberta – January 23, 2025 – Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE), an independent international energy company focused on oil and natural gas exploration and production in Canada, Colombia and Ecuador, today announced the Company’s 2024 year-end reserves as evaluated by the Company’s independent qualified reserves evaluator McDaniel & Associates Consultants Ltd. (“McDaniel”) in a report with an effective date of December 31, 2024 (the “GTE McDaniel Reserves Report”).

All dollar amounts are in United States (“U.S.”) dollars and all reserves and production volumes are on a working interest before royalties (“WI”) basis (net). Reserves are expressed in barrels (“bbl”), bbl of oil equivalent (“boe”) or million boe (“MMBOE”), while production is expressed in boe per day (“BOEPD”), unless otherwise indicated. The following reserves categories are discussed in this press release: Proved Developed Producing (“PDP”), Proved (“1P”), 1P plus Probable (“2P”) and 2P plus Possible (“3P”).

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: “2024 was another strong year underpinned by multiple exploration discoveries in Ecuador, continued success in managing our Colombian assets, and our new country entry into Canada. The organic and inorganic portfolio growth creates a future runway of highly economic development opportunities in proven plays with access to infrastructure. Gran Tierra’s entry into Canada fits our corporate strategy of focusing on proven hydrocarbon basins which have access to established infrastructure and competitive fiscal regimes. Furthermore, with the addition of Canada, Gran Tierra is well positioned for long-term commodity cycles with approximately 20% of its production, 23% 1P reserves and 26% 2P reserves now attributed to conventional natural gas and shale gas.

We continue to generate shareholder value through focusing on portfolio longevity and executing on our mandate of growing cash flow and reserves, while maintaining low decline rates through production, development and enhanced oil recovery techniques. Gran Tierra has assembled a diversified, high-quality asset base across multiple attractive jurisdictions and combined with our management team’s strong track record of accretive acquisitions and value creation, we look forward to a successful 2025.

The success of 2024 is reflected in yet another year of over 100% reserve replacement on a Proved basis. Gran Tierra achieved strong 702% (1P), 1,249% (2P) and 1,500% (3P) reserves replacement through exploration success in Colombia and Ecuador and our entry into Canada. This success resulted in record highs for the Company’s year-end 1P, 2P and 3P oil and gas reserves.”

*See the below tables for the definitions of net asset values per share.

Highlights

2024 Year-End Reserves and Values

Before Tax (as of December 31, 2024)	Units	1P	2P	3P
Reserves	MMBOE	167	293	385
Net Present Value at 10% Discount (“NPV10”)	$ million	1,950	3,242	4,517
Net Debt[1]	$ million	(682)	(682)	(682)
Net Asset Value (NPV10 less Net Debt) (“NAV”)	$ million	1,268	2,560	3,835
Outstanding Shares	million	35.97	35.97	35.97
NAV per Share	$/share	35.24	71.16	106.62

After Tax (as of December 31, 2024)	Units	1P	2P	3P
Reserves	MMBOE	167	293	385
NPV10	$ million	1,385	2,159	2,930
Net Debt[1]	$ million	(682)	(682)	(682)
NAV	$ million	703	1,477	2,248
Outstanding Shares	million	35.97	35.97	35.97
NAV per Share	$/share	19.53	41.05	62.48

1Based on estimated unaudited 2024 year-end Net Debt of $682 million comprised of Senior Notes of $787 million (gross) less cash and cash equivalents of $104 million, prepared in accordance with GAAP.

•	As of December 31, 2024, Gran Tierra achieved:

◦	Before Tax NAV of $1.3 billion (1P), $2.6 billion (2P), and $3.8 billion (3P)

◦	After Tax NAV of $0.7 billion (1P), $1.5 billion (2P), and $2.2 billion (3P)

◦	Strong reserves replacement ratios* of:

▪	702% 1P, with 1P reserves additions of 89 MMBOE

▪	1,249% 2P, with 2P reserves additions of 159 MMBOE

▪	1,500% 3P, with 3P reserves additions of 191 MMBOE

◦	Finding, development and acquisition costs (“FD&A”), including change in future development costs (“FDC”), on a per boe basis of $9.74 (1P), $8.11 (2P) and $6.92 (3P).

◦	FD&A costs excluding change in FDC, on a per boe basis of $4.49 (1P), $2.52 (2P) and $2.10 (3P).

•	Canada now represents 46% of 1P and 51% of 2P reserves compared to Gran Tierra’s total reserves.

•	FDC are forecast by McDaniel to be $1,029 million for 1P reserves and $1,809 million for 2P reserves. Gran Tierra’s 2025 base case mid-point guidance for cash flow** of $280 million is equivalent to 27% of such 1P FDC and 15% of 2P FDC, which highlights the Company’s potential ability to fund future development capital. Increases in FDC relative to 2023 year-end reflect that the GTE McDaniel Reserves Report now assigns Gran Tierra 227 Proved Undeveloped future drilling locations (up from 95 at 2023 year-end) and 441 Proved plus Probable Undeveloped future drilling locations (up from 147 at 2023 year-end).

*The reserve replacement ratios were calculated based on an annualized production figure based on November and December for Canada plus Colombia and Ecuador actual production, in each case, for the fourth quarter of 2024. The total production rate was 46,619 BOEPD.

** “Cash flow” refers to GAAP line item “net cash provided by operating activities”. Gran Tierra’s 2025 base case guidance is based on a forecast 2025 average Brent oil price of $75/bbl. See Gran Tierra’s press release dated January 23, 2025 for additional information regarding cash flow guidance referred to herein. This forecast price used in Gran Tierra’s forecast is lower than the 2025 McDaniel Brent price forecast.

GTE McDaniel Reserves Report

All reserves values, future net revenue and ancillary information contained in this press release have been prepared by McDaniel and calculated in compliance with Canadian National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the Canadian Oil and Gas Evaluation Handbook (“COGEH”) and derived from the GTE McDaniel Reserves Report, unless otherwise expressly stated.

Future Net Revenue

Future net revenue reflects McDaniel’s forecast of revenue estimated using forecast prices and costs, arising from the anticipated development and production of reserves, after the deduction of royalties, operating costs, development costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. The estimate of future net revenue below does not necessarily represent fair market value.

Consolidated Properties at December 31, 2024
Proved (1P) Total Future Net Revenue ($ million)
Forecast Prices and Costs

	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future
2025-2029 (5 Years)	5,139	(981)	(1,385)	(1,025)	(27)	1,721	(491)	1,230
Remainder	3,617	(578)	(1,549)	(4)	(377)	1,109	(370)	739
Total (Undiscounted)	8,756	(1,559)	(2,934)	(1,029)	(404)	2,830	(861)	1,969
Total (Discounted @ 10%)						1,950	(565)	1,385

Consolidated Properties at December 31, 2024
Proved Plus Probable (2P) Total Future Net Revenue ($ million)
Forecast Prices and Costs

Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future
2025-2029 (5 Years)	6,620	(1,297)	(1,583)	(1,438)	(25)	2,277	(791)	1,486
Remainder	8,685	(1,529)	(2,967)	(371)	(420)	3,398	(1,082)	2,316
Total (Undiscounted)	15,305	(2,826)	(4,550)	(1,809)	(445)	5,675	(1,873)	3,802
Total (Discounted @ 10%)						3,242	(1,083)	2,159

Consolidated Properties at December 31, 2024
Proved Plus Probable Plus Possible (3P) Total Future Net Revenue ($ million)
Forecast Prices and Costs

Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future
2025-2029 (5 Years)	7,490	(1,467)	(1,672)	(1,563)	(25)	2,763	(1,015)	1,748
Remainder	13,422	(2,598)	(4,106)	(519)	(439)	5,760	(1,907)	3,853
Total (Undiscounted)	20,912	(4,065)	(5,778)	(2,082)	(464)	8,523	(2,922)	5,601
Total (Discounted @ 10%)						4,517	(1,587)	2,930

*The after-tax future net revenue of the Company’s oil and gas properties reflects the tax burden on the properties on a stand-alone basis. It does not consider the corporate tax situation, or tax planning. It does not provide an estimate of the value at the Company level which may be significantly different. The Company’s financial statements, when available for the year ended December 31, 2024, should be consulted for information at the Company level.

Total Company WI Reserves

The following table summarizes Gran Tierra’s NI 51-101 and COGEH compliant reserves in aggregate for Colombia, Ecuador and Canada derived from the GTE McDaniel Reserves Report calculated using forecast oil and gas prices and costs.

	Light and Medium Crude Oil	Heavy Crude Oil	Tight Oil	Conventional Natural Gas	Shale Gas	Natural Gas Liquids	2024 Year- End
Reserves Category	Mbbl*	Mbbl*	Mbbl*	MMcf**	MMcf**	Mbbl*	Mboe***
Proved Developed Producing	25,539	20,631	329	123,192	2,302	14,464	81,877
Proved Developed Non- Producing	1,864	1,256	18	5,769	47	746	4,852
Proved Undeveloped	26,529	22,491	3,040	81,541	16,785	11,476	79,923
Total Proved	53,932	44,378	3,387	210,502	19,134	26,686	166,652
Total Probable	30,480	27,532	6,092	196,621	32,869	24,036	126,388
Total Proved plus Probable	84,412	71,910	9,479	407,123	52,003	50,722	293,040
Total Possible	27,606	29,916	2,848	99,333	14,506	12,317	91,659
Total Proved plus Probable plus Possible	112,018	101,826	12,327	506,456	66,509	63,039	384,699

*Mbbl (thousand bbl of oil).

**MMcf (million cubic feet).

***Mboe (thousand boe).

Net Present Value Summary

Gran Tierra’s reserves were evaluated using the average of three independent qualified reserves evaluators’ commodity price forecasts at January 1, 2025 (McDaniel, Sproule and GLJ). See “Forecast Prices” for more information. It should not be assumed that the net present value of cash flow estimated by McDaniel represents the fair market value of Gran Tierra’s reserves.

Total Company	Discount Rate
($ millions)	0%	5%	10%	15%	20%
Before Tax
Proved Developed Producing	1,288,263	1,269,021	1,143,703	1,032,260	941,153
Proved Developed Non- Producing	119,025	98,908	84,070	72,745	63,864
Proved Undeveloped	1,422,638	1,002,220	722,242	527,670	387,664
Total Proved	2,829,926	2,370,149	1,950,015	1,632,675	1,392,681
Total Probable	2,842,656	1,852,742	1,292,189	945,677	717,447
Total Proved plus Probable	5,672,582	4,222,891	3,242,204	2,578,352	2,110,128
Total Possible	2,848,360	1,835,802	1,274,763	931,210	706,630
Total Proved plus Probable plus Possible	8,520,942	6,058,693	4,516,967	3,509,562	2,816,758
After Tax
Proved Developed Producing	984,109	1,012,837	921,809	835,838	764,272
Proved Developed Non- Producing	82,049	67,860	57,418	49,460	43,223
Proved Undeveloped	902,725	603,616	405,947	269,984	173,307
Total Proved	1,968,883	1,684,313	1,385,174	1,155,282	980,802
Total Probable	1,831,204	1,148,223	773,804	548,846	404,333
Total Proved plus Probable	3,800,087	2,832,536	2,158,978	1,704,128	1,385,135
Total Possible	1,799,304	1,130,855	770,970	554,619	415,175
Total Proved plus Probable plus Possible	5,599,391	3,963,391	2,929,948	2,258,747	1,800,310

Reserve Life Index (Years)

December 31, 2024*
Total Proved	10
Total Proved plus Probable	17
Total Proved plus Probable plus Possible	23

* Calculated using an annualized WI production figure based on November and December 2024 for Canada plus Colombia and Ecuador actual average WI production, in each case, for the fourth quarter of 2024. The total production rate was 46,619 BOEPD.

Future Development Costs

FDC reflects McDaniel’s best estimate of what it will cost to bring the Proved Undeveloped and Probable Undeveloped reserves on production. Changes in forecast FDC occur annually as a result of development activities, acquisition and disposition activities, and changes in capital cost estimates based on improvements in well design and performance, as well as changes in service costs. FDC for 2P reserves increased to $1,809 million at year-end 2024 from $923 million at year-end 2023. The increase in FDC in 2024 was predominantly attributed to the acquisition of i3 Energy plc in 2024.

($ millions)	Total Proved	Total Proved Plus Probable	Total Proved Plus Probable Plus Possible
2025	141	147	153
2026	343	379	387
2027	291	380	388
2028	135	311	358
2029	115	221	277
Remainder	4	371	519
Total (undiscounted)	1,029	1,809	2,082

($ millions)	Proved	Proved plus Probable	Proved plus Probable plus Possible
Acordionero	175	175	175
Chaza Block (Costayaco & Moqueta)	138	163	163
Suroriente	130	213	292
Ecuador	212	331	428
Canada - Central	179	378	378
Canada - Simonette	106	238	238
Other	89	311	408
Total FDC Costs (undiscounted)	1,029	1,809	2,082

Finding, Development and Acquisition Costs

Reserves (Mboe)	Year Ended December 31, 2024
Proved Developed Producing	81,877
Total Proved	166,653
Total Proved plus Probable	293,041
Total Proved plus Probable plus Possible	384,700
Capital Expenditures ($000s)
- including acquired properties	400,532

Finding, Development and Acquisition Costs, Excluding FDC*

Year Ended December 31, 2024
Proved Developed Producing
Reserve Additions (Mboe)	50,933
FD&A Costs ($/boe)	7.87

Finding, Development and Acquisition Costs, Including FDC*

Year Ended December 31, 2024
Proved Developed Producing
Change in FDC ($000s)	18,319
Reserve Additions (Mboe)	50,933
FD&A Costs ($/boe)	8.23

Finding, Development and Acquisition Costs, Excluding FDC*

Year Ended December 31, 2024
Total Proved
Reserve Additions (Mboe)	89,210
FD&A Costs ($/boe)	4.49

Finding, Development and Acquisition Costs, Including FDC*

Year Ended December 31, 2024
Total Proved
Change in FDC ($000s)	468,518
Reserve Additions (Mboe)	89,210
FD&A Costs ($/boe)	9.74

Finding, Development and Acquisition Costs, Excluding FDC*

Year Ended December 31, 2024
Total Proved plus Probable
Reserve Additions (Mboe)	158,662
FD&A Costs ($/boe)	2.52

Finding, Development and Acquisition Costs, Including FDC*

Year Ended December 31, 2024
Total Proved plus Probable
Change in FDC ($000s)	886,720
Reserve Additions (Mboe)	158,662
FD&A Costs ($/boe)	8.11

Finding, Development and Acquisition Costs, Excluding FDC*

Year Ended December 31, 2024
Total Proved plus Probable plus Possible
Reserve Additions (Mboe)	190,562
FD&A Costs ($/boe)	2.10

Finding, Development and Acquisition Costs, Including FDC*

Year Ended December 31, 2024
Total Proved plus Probable plus Possible
Change in FDC ($000s)	917,617
Reserve Additions (Mboe)	190,562
FD&A Costs ($/boe)	6.92

*In all cases, the FD&A number is calculated by dividing the identified capital expenditures by the applicable reserves additions both before and after changes in FDC costs. Both FD&A costs take into account reserves revisions during the year on a per boe basis. The aggregate of the exploration and development costs incurred in the financial year and the changes during that year in estimated future development costs may not reflect the total FD&A costs related to reserves additions for that year.

Forecast Prices

The pricing assumptions used in estimating NI 51-101 and COGEH compliant reserves data disclosed above with respect to net present values of future net revenue are set forth below. The price forecasts are based on an average of three independent qualified reserves evaluators’ commodity price forecasts at January 1, 2025 (McDaniel, Sproule and GLJ). All three of these companies are independent qualified reserves evaluators and auditors pursuant to NI 51-101.

	Brent Crude Oil	WTI Crude Oil	Alberta AECO Gas	Foreign Exchange Rate
	$US/bbl	$US/bbl	$CAD/MMBtu	$US/$CAD
Year	January 1, 2025	January 1, 2025	January 1, 2025	January 1, 2025
2025	$75.58	$71.58	$2.36	0.712
2026	$78.51	$74.48	$3.33	0.728
2027	$79.89	$75.81	$3.48	0.743
2028	$81.82	$77.66	$3.69	0.743
2029	$83.46	$79.22	$3.76	0.743

Contact Information

For investor and media inquiries please contact: Gary Guidry, Chief Executive Officer

Ryan Ellson, Executive Vice President & Chief Financial Officer

+1-403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc., together with its subsidiaries, is an independent international energy company currently focused on oil and natural gas exploration and production in Canada, Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Canada, Colombia and Ecuador and will continue to pursue additional new growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Except to the extent expressly stated otherwise, information on the Company’s website or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra’s filings with the U.S. Securities and Exchange Commission (the “SEC”) are available on the SEC website at http://www.sec.gov. Gran Tierra’s Canadian securities regulatory filings are available on SEDAR+ at http://www.sedarplus.ca and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

FORWARD LOOKING STATEMENTS ADVISORY

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”), which can be identified by such terms as “expect,” “plan,” “can,” “will,” “should,” “guidance,” “estimate,” “forecast,” “signal,” “progress” and “believes,” derivations thereof and similar terms identify forward-looking statements. Such forward-looking statements include, but are not limited to, the Company’s expectations regarding its anticipated benefits of its recent acquisition of i3 Energy plc (“i3 Energy”), estimated quantities and net present values of reserves, capital program, and ability to fund the Company’s exploration program over a period of time, statements about the Company’s financial and performance targets and other forecasts or expectations regarding, or dependent on, the Company’s business outlook for 2025 and beyond, capital spending plans and any benefits of the changes in our capital program or expenditures, well performance, production, the restart of production and workover activity, future development costs, infrastructure schedules, waterflood impacts and plans, growth of referenced reserves, forecast prices, five-year expected oil sales and cash flow and net revenue, estimated recovery factors, liquidity and access to capital, the Company’s strategies and results thereof, the Company’s expectations regarding organic and inorganic growth opportunities, the Company’s operations including planned operations and developments, disruptions to operations and the decline in industry conditions, and expectations regarding environmental commitments.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the ability of Gran Tierra to successfully integrate the assets and operations of i3 Energy or realize the anticipated benefits and operating synergies expected from the acquisition of i3 Energy, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions in Canada, Colombia and Ecuador and areas of potential expansion, and the ability of Gran Tierra to execute its business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time, but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: certain of Gran Tierra’s operations are located in South America and unexpected problems can arise due to guerilla activity, strikes, local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of Gran Tierra’s products; other disruptions to local operations; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and natural gas, including inflation and changes resulting from a global health crisis, geopolitical events, including the ongoing conflicts in Ukraine and the Gaza region, or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and resulting company or third-party actions in response to such changes; changes in commodity prices, including volatility or a prolonged decline in these prices relative to historical or future expected levels; the risk that current global economic and credit conditions may impact oil and natural prices and oil and natural gas consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; prices and markets for oil and natural gas are unpredictable and volatile; the effect of hedges, the accuracy of productive capacity of any particular field; geographic, political and weather conditions can impact the production, transport or sale of Gran Tierra’s products; the ability of Gran Tierra to execute its business plan, which may include acquisitions, and realize expected benefits from current or future initiatives; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for Gran Tierra’s operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; volatility or declines in the trading price of Gran Tierra’s common stock or bonds; the risk that Gran Tierra does not receive the anticipated benefits of government programs, including government tax refunds; Gran Tierra’s ability to comply with financial covenants in its credit agreement and indentures and make borrowings under its credit agreement; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the SEC, including, without limitation, under the caption “Risk Factors” in Gran Tierra’s Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 20, 2024 and its other filings with the SEC. These filings are available on the SEC’s website at http://www.sec.gov and on SEDAR at www.sedar.com.

Statements relating to “reserves” are also deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, including that the reserves described can be profitably produced in the future.

Guidance is uncertain, particularly when given over extended periods of time, and results may be materially different. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed and how that would impact Gran Tierra’s results of operations and financing position. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future net revenue, cash flow and certain expenses may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are provided to give the reader a better understanding of the potential future performance of the Company in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational and financial information for 2025 2025 and for the next five years to allow readers to assess the Company’s ability to fund its programs. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. The actual results of Gran Tierra’s operations for any period could vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results. See Gran Tierra’s press release dated January 23, 2025 for additional information regarding cash flow guidance referred to herein.

Non-GAAP Measures

This press release includes non-GAAP measures which do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to oil and natural gas sales, net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra’s method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies.

Net Debt as presented as at December 31, 2024 is comprised of $787 million (gross) of senior notes outstanding less cash and cash equivalents of $104 million, prepared in accordance with GAAP. Management believes that Net Debt is a useful supplemental measure for management and investors to in order to evaluate the financial sustainability of the Company’s business and leverage. The most directly comparable GAAP measure is total debt.

Unaudited Financial Information

Certain financial and operating results included in this press release, including debt, cash equivalents, capital expenditures, and production information, are based on unaudited estimated results. These estimated results are subject to change upon completion of the Company’s audited financial statements for the year ended December 31, 2024, and changes could be material. Gran Tierra anticipates filing its audited financial statements and related management’s discussion and analysis for the year ended December 31, 2024 on or before February 26, 2025.

DISCLOSURE OF OIL AND GAS INFORMATION

Boe’s have been converted on the basis of six thousand cubic feet (“Mcf”) natural gas to 1 bbl of oil. Boe’s may be misleading, particularly if used in isolation. A boe conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a boe conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

All reserves values, future net revenue and ancillary information contained in this press release have been prepared by McDaniel and are derived from the GTE McDaniel Reserves Report, unless otherwise expressly stated. Any reserves values or related information contained in this press release as of a date other than December 31, 2024 has an effective date of December 31 of the applicable year and is derived from a report prepared by Gran Tierra’s independent qualified reserves evaluator as of such date, and additional information regarding such estimate or information can be found in Gran Tierra’s applicable Statement of Reserves Data and Other Oil and Gas Information on Form 51-101F1 filed on SEDAR at www.sedar.com.

Estimates of net present value and future net revenue contained herein do not necessarily represent fair market value. Estimates of reserves and future net revenue for individual properties may not reflect the same level of confidence as estimates of reserves and future net revenue for all properties, due to the effect of aggregation. There is no assurance that the forecast price and cost assumptions applied by McDaniel in evaluating Gran Tierra’s reserves and future net revenue will be attained and variances could be material.

All evaluations of future net revenue contained in the GTE McDaniel Reserves Report are after the deduction of royalties, operating costs, development costs, production costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. It should not be assumed that the estimates of future net revenues presented in this press release represent the fair market value of the reserves. There are numerous uncertainties inherent in estimating quantities of crude oil reserves and the future cash flows attributed to such reserves. The reserve and associated cash flow information set forth in the GTE McDaniel Reserves Report are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided therein.

References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra's reported production is a mix of light crude oil and medium, heavy crude oil, tight oil, conventional natural gas, shale gas and natural gas liquids for which there is no precise breakdown since the Company’s sales volumes typically represent blends of more than one product type. Drilling locations disclosed herein are derived from the GTE McDaniel Reserves Report and account for drilling locations that have associated Proved Undeveloped and Proved plus Probable Undeveloped reserves, as applicable. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.

Definitions

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. It is unlikely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable plus possible reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of Proved plus Probable plus Possible reserves.

Developed producing reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

Developed non-producing reserves are those reserves that either have not been on production or have previously been on production but are shut-in and the date of resumption of production is unknown.

Undeveloped reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (e.g., when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves category (proved, probable, possible) to which they are assigned.

Certain terms used in this press release but not defined are defined in NI 51-101, CSA Staff Notice 51-324 – Revised Glossary to NI 51-101, Standards of Disclosure for Oil and Gas Activities (“CSA Staff Notice 51-324”) and/or the COGEH and, unless the context otherwise requires, shall have the same meanings herein as in NI 51-101, CSA Staff Notice 51-324 and the COGEH, as the case may be.

Oil and Gas Metrics

This press release contains a number of oil and gas metrics, including NAV per share, FD&A costs, reserve life index and reserves replacement, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

•	NAV per share is calculated as NPV10 (before or after tax, as applicable) of the applicable reserves category minus estimated Net Debt, divided by the number of shares of Gran Tierra’s common stock issued and outstanding. Management uses NAV per share as a measure of the relative change of Gran Tierra’s net asset value over its outstanding common stock over a period of time.

•	FD&A costs are calculated as estimated exploration and development capital expenditures, including acquisitions and dispositions, divided by the applicable reserves additions both before and after changes in FDC costs. The calculation of FD&A costs incorporates the change in FDC required to bring proved undeveloped and developed reserves into production. The aggregate of the exploration and development costs incurred in the financial year and the changes during that year in estimated FDC may not reflect the total FD&A costs related to reserves additions for that year. Management uses FD&A costs per boe as a measure of its ability to execute its capital program and of its asset quality.

•	Reserve life index is calculated as reserves in the referenced category divided by the referenced estimated production. Management uses this measure to determine how long the booked reserves will last at current production rates if no further reserves were added.

•	Reserves replacement is calculated as reserves in the referenced category divided by estimated referenced production. Management uses this measure to determine the relative change of its reserve base over a period of time.

Disclosure of Reserve Information and Cautionary Note to U.S. Investors

Unless expressly stated otherwise, all estimates of proved, probable and possible reserves and related future net revenue disclosed in this press release have been prepared in accordance with NI 51-101. Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding estimates prepared in accordance with applicable SEC rules and disclosure requirements of the U.S. Financial Accounting Standards Board (“FASB”), and those differences may be material. NI 51-101, for example, requires disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas SEC and FASB standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months. In addition, NI 51-101 permits the presentation of reserves estimates on a “company gross” basis, representing Gran Tierra’s working interest share before deduction of royalties, whereas SEC and FASB standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGEH, and those applicable under SEC and FASB requirements.

In addition to being a reporting issuer in certain Canadian jurisdictions, Gran Tierra is a registrant with the SEC and subject to domestic issuer reporting requirements under U.S. federal securities law, including with respect to the disclosure of reserves and other oil and gas information in accordance with U.S. federal securities law and applicable SEC rules and regulations (collectively, “SEC requirements”). Disclosure of such information in accordance with SEC requirements is included in the Company’s Annual Report on Form 10-K and in other reports and materials filed with or furnished to the SEC and, as applicable, Canadian securities regulatory authorities. The SEC permits oil and gas companies that are subject to domestic issuer reporting requirements under U.S. federal securities law, in their filings with the SEC, to disclose only estimated proved, probable and possible reserves that meet the SEC’s definitions of such terms. Gran Tierra has disclosed estimated proved, probable and possible reserves in its filings with the SEC. In addition, Gran Tierra prepares its financial statements in accordance with United States generally accepted accounting principles, which require that the notes to its annual financial statements include supplementary disclosure in respect of the Company’s oil and gas activities, including estimates of its proved oil and gas reserves and a standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities. This supplementary financial statement disclosure is presented in accordance with FASB requirements, which align with corresponding SEC requirements concerning reserves estimation and reporting.

Proved reserves are reserves which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs under existing economic conditions, operating methods, and government regulations prior to the time at which contracts providing the right to operate expires, unless evidence indicates that renewal is reasonably certain. Probable reserves are reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. Estimates of probable reserves which may potentially be recoverable through additional drilling or recovery techniques are by nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by us. Possible reserves are reserves that are less certain to be recovered than probable reserves. Estimates of possible reserves are also inherently imprecise. Estimates of probable and possible reserves are also continually subject to revisions based on production history, results of additional exploration and development, price changes, and other factors.

The Company believes that the presentation of NPV10 is useful to investors because it presents (i) relative monetary significance of its oil and natural gas properties regardless of tax structure and (ii) relative size and value of its reserves to other companies. The Company also uses this measure when assessing the potential return on investment related to its oil and natural gas properties. NPV10 and the standardized measure of discounted future net cash flows do not purport to present the fair value of the Company’s oil and gas reserves. The Company has not provided a reconciliation of NPV10 to the standardized measure of discounted future net cash flows because it is impracticable to do so.

Investors are urged to consider closely the disclosures and risk factors in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the other reports and filings with the SEC, available from the Company’s offices or website. These reports can also be obtained from the SEC website at www.sec.gov.